Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statements (Form S-3/A, No. 333-231412, Form S-3, No. 333-193899, and Form S-8, Nos. 333-251233, 333‑152136, 333‑140182, 333‑183746, and 333‑216098) of Evolution Petroleum Corporation of our report dated March 30, 2022, relating to the Statement of Revenues and Direct Operating Expenses of certain oil and gas properties of Foundation Energy Fund VII-A, L.P. and Foundation Energy Management, LLC acquired by Evolution Petroleum Corporation for the nine-months ended September 30, 2021, which report appears in this Current Report on Form 8-K/A of Evolution Petroleum Corporation filed on March 30, 2022.

/s/ Moss Adams LLP

Houston, Texas
March 30, 2022